Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments (Notes 1b, 10, 12, 13, 23), acquisition-related professional fees (Note 1b), non-controlling interests (Notes 1b, 5, 13, 21), and redeemable non-controlling interests (Notes 1b, 18, 21), as to which the date is December 7, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Affiliated Managers Group, Inc’s Current Report on Form 8-K dated December 7, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 15, 2010